UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                            PROGEN INDUSTRIES LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Ordinary Shares, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    Q7759R100
                                 (CUSIP Number)

                                November 9, 2006
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]   Rule 13d-1(b)
                [X]   Rule 13d-1(c)
                [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                     ------------------
CUSIP No. Q7759R100                      13G                  Page 2 of 12 Pages
-------------------------                                     ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,652,828 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                     ------------------
CUSIP No. Q7759R100                      13G                  Page 3 of 12 Pages
-------------------------                                     ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,652,828 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                     ------------------
CUSIP No. Q7759R100                      13G                  Page 4 of 12 Pages
-------------------------                                     ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Associates, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,652,828 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                     ------------------
CUSIP No. Q7759R100                      13G                  Page 5 of 12 Pages
-------------------------                                     ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Andrew Bazarian
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            150,000
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,652,828 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      150,000
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,802,828 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                     ------------------
CUSIP No. Q7759R100                      13G                  Page 6 of 12 Pages
-------------------------                                     ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,652,828 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,652,828 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)                Name of Issuer:
                         --------------

                         Progen Industries Limited

Item 1(b)                Address of Issuer's Principal Executive Offices:
                         -----------------------------------------------

                         2806 Ipswich Road
                         Darra, Queensland 4076
                         Australia

Items 2(a)               Name of Person Filing:
                         ---------------------

                         This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to ordinary shares, no par value ("Shares"), of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates; (iii) S.A.C. Capital Associates, LLC with respect to Shares beneficially owned by it; (iv) Andrew Bazarian with respect to Shares beneficially owned by him and S.A.C. Capital Associates; and (v) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, and SAC Capital Associates.

                         SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, Mr. Cohen and Mr. Bazarian have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 1, pursuant to which the Reporting Persons have agreed to file this
                         Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 2(b)                Address of Principal Business Office:
                         ------------------------------------

                         The address of the principal business office of (i) SAC Capital Advisors, Mr. Cohen and Andrew Bazarian is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022 and (iii) SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

Item 2(c)                Citizenship:
                         -----------

                         SAC Capital Advisors and SAC Capital Management are Delaware limited liability companies. SAC Capital Associates is an Anguillan limited liability company. Mr. Cohen and Andrew Bazarian are United States citizens.

Item 2(d)                Title of Class of Securities:
                         ----------------------------

                         Ordinary Shares, no par value

Item 2(e)                CUSIP Number:
                         ------------

                         Q7759R100

Item 3                   Not Applicable

Item 4                   Ownership:
                         ---------

                         The percentages used herein are calculated based upon the Shares issued and outstanding as of August 2, 2006 as reported on the Issuer's website as of November 20, 2006.

                         As of the close of business on November 9, 2006:

                         1. S.A.C. Capital Advisors, LLC
                         (a) Amount beneficially owned: 2,652,828
                         (b) Percent of class: 6.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 2,652,828
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         2,652,828

                         2. S.A.C. Capital Management, LLC
                         (a) Amount beneficially owned: 2,652,828
                         (b) Percent of class: 6.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 2,652,828
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         2,652,828

                         3. S.A.C. Capital Associates, LLC
                         (a) Amount beneficially owned: 2,652,828
                         (b) Percent of class: 6.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 2,652,828
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         2,652,828

                         4. Andrew Bazarian
                         (a) Amount beneficially owned: 2,802,828

                         (b) Percent of class: 6.9%
                         (c)(i) Sole power to vote or direct the vote: 150,000
                         (ii) Shared power to vote or direct the vote: 2,652,828
                         (iii) Sole power to dispose or direct the disposition:
                         150,000
                         (iv) Shared power to dispose or direct the disposition:
                         2,652,828

                         5. Steven A. Cohen
                         (a) Amount beneficially owned: 2,652,828
                         (b) Percent of class: 6.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 2,652,828
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         2,652,828

                         SAC Capital Advisors, SAC Capital Management and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Mr. Cohen controls each of SAC Capital Advisors and SAC Capital Management. Mr. Bazarian is employed as a portfolio manager by SAC Capital Advisors. SAC Capital Associates owns 2,652,828 Shares for its own account, which were purchased at the direction of Mr. Bazarian. Mr. Bazarian owns 150,000 Shares for his own personal account. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen and Mr. Bazarian (in addition to the 150,000 Shares he owns for his own personal account) may be deemed to beneficially own 2,652,828 Shares (constituting approximately 6.5% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement, and Mr. Bazarian disclaims beneficial ownership of any securities held by SAC Capital Associates.

Item 5                   Ownership of Five Percent or Less of a Class:
                         --------------------------------------------

                         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6                   Ownership of More than Five Percent on Behalf of
                         ------------------------------------------------
                         Another Person:
                         --------------

                         Not Applicable

Item 7                   Identification and Classification of the
                         ----------------------------------------
                         Subsidiary Which Acquired the Security Being
                         --------------------------------------------
                         Reported on By the Parent Holding Company:
                         -----------------------------------------

                         Not Applicable

Item 8                   Identification and Classification of Members
                         --------------------------------------------
                         of the Group:
                         ------------

                         Not Applicable

Item 9                   Notice of Dissolution of Group:
                         ------------------------------

                         Not Applicable

Item 10                  Certification:
                         -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 20, 2006

S.A.C. CAPITAL ADVISORS, LLC

By: /s/ Peter Nussbaum
   ------------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
   ------------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC

By: /s/ Peter Nussbaum
   ------------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN

By: /s/ Peter Nussbaum
   ------------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


ANDREW BAZARIAN

By: /s/ Andrew Bazarian
   ------------------------------------------
Name:  Andrew Bazarian